Exhibit 10.6

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of June 30, 2025 (the “Effective Date”), is entered into between, on the one hand, OMNIQ Corp., a Delaware corporation (“Parent”), Quest Marketing, Inc., an Oregon corporation, HTS Image Processing, Inc., a Delaware corporation, OmniQ Vision Inc., a Delaware corporation, HTS Image Ltd, a company domiciled in Israel, OmniQ Technologies Ltd, a company domiciled in Israel and Dangot Computers, Ltd, a company domiciled in Israel (collectively, the “Subsidiaries”, the Subsidiaries together with Parent, “Sellers” and each, a “Seller”), and, on the other hand, Summit Junction Holdings LLC, a Delaware limited liability company (“Buyer”).

Recitals

WHEREAS, Buyer and Sellers have entered into that certain Asset Purchase Agreement, dated as of June 30, 2025 (the “Purchase Agreement”), pursuant to which Sellers have agreed to sell and assign to Buyer, and Buyer has agreed to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business (as such term is defined in the Purchase Agreement), all as more fully described therein;

WHEREAS, in order to ensure an orderly transition of the Business to Buyer and as a condition to consummating the transactions contemplated by the Purchase Agreement, Buyer and Seller have agreed to enter into this Agreement, pursuant to which Parent will provide, or cause the Subsidiaries to provide, Buyer with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein;

WHEREAS, the Buyer has assumed the Assigned Contracts (as defined in the Purchase Agreement) and therefore the Buyer has assumed the contractual obligations of Seller in each case under the Assigned Contracts, and the Parties desire to have the Target Employees (as defined herein) provide services under such Assigned Contracts while remaining employees of the Seller in accordance with the terms hereof until the End Date;

WHEREAS, the Parties have also agreed that, subject to the terms and conditions contained herein, until the End Date (as defined below), Seller shall continue to employ the employees of the Business identified on Appendix 1 hereto (the employees identified on such exhibit as it may be amended or supplemented pursuant to the terms of this Agreement, the “Target Employees”) in accordance with the terms hereof; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Buyer and Sellers hereby agree as follows:

ARTICLE I

SERVICES

Section 1.01 Provision of Services.

(a) Sellers agree to provide the services (the “Services”) set forth on the exhibits attached hereto (as such exhibits may be amended or supplemented pursuant to the terms of this Agreement, collectively, the “Service Exhibits”) to Buyer for the respective periods and on the terms and conditions set forth in this Agreement and in the respective Service Exhibits.

(b) Notwithstanding the contents of the Service Exhibits, Sellers agree to respond in good faith to any reasonable request by Buyer for access to any additional services that are necessary for the operation of the Business and which are not currently contemplated in the Service Exhibits, at a price to be agreed upon after good faith negotiations between the parties. Any such additional services so provided by Sellers shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth on a Service Exhibit as of the date hereof. Notwithstanding any term of this Agreement or the Service Exhibits, in no event shall Seller be required to hire or employ any employees other than the Target Employees.

(c) The parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Buyer agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services.

(d) Subject to Section 2.03, Section 2.04 and Section 3.05, the obligations of Sellers under this Agreement to provide Services shall terminate with respect to each Service on the end date specified in the applicable Service Exhibit (the “End Date”). Notwithstanding the foregoing, the parties acknowledge and agree that Buyer may determine from time to time that it does not require all the Services set out on one or more of the Service Exhibits or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, Buyer may terminate any Service, in whole and not in part, upon notification to Sellers in writing of any such determination.

Section 1.02 Standard of Service.

(a) Sellers represent, warrant, and agree that the Services shall be provided in good faith, in accordance with Law, and, except as specifically provided in the Service Exhibits, in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided. Subject to Section 1.03, Sellers agree to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(b) Except as expressly set forth in Section 1.02(a) or in any contract entered into hereunder, Sellers make no representations and warranties of any kind, implied or express, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Buyer acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture, or relationship of trust or agency between the parties and that all Services are provided by Sellers as an independent contractor.

Section 1.03 Third-Party Service Providers. It is understood and agreed that Sellers have been retaining, and will continue to retain, third-party service providers to provide some of the Services to Buyer. In addition, Sellers shall have the right to hire other third-party subcontractors to provide all or part of any Service hereunder; provided, however, that in the event such subcontracting is inconsistent with past practices or such subcontractor is not already engaged with respect to such Service as of the date hereof, Sellers shall obtain the prior written consent of Buyer to hire such subcontractor, such consent not to be unreasonably withheld. Sellers shall in all cases retain responsibility for the provision to Buyer of Services to be performed by any third-party service provider or subcontractor or by any of the Subsidiaries.

Section 1.04 Access to Premises.

(a) In order to enable the provision of the Services by Sellers, Buyer agrees that it shall provide to Seller’s and its employees and any third-party service providers or subcontractors who provide Services, at no cost to Sellers, access to the facilities, assets, and books and records of the Business, in all cases to the extent necessary for Sellers to fulfill its obligations under this Agreement.

(b) Sellers agree that all of its employees and any third-party service providers and subcontractors, when on the property of Buyer or when given access to any equipment, computer, software, network, or files owned or controlled by Buyer, shall conform to the policies and procedures of Buyer concerning health, safety, and security which are made known to Sellers in advance in writing.

ARTICLE II

COMPENSATION

Section 2.01 Responsibility for Wages and Fees. For such time as any Target Employees are providing the Services to Buyer under this Agreement, (a) such Target Employees will remain employees of Sellers, as applicable, and shall not be deemed to be employees of Buyer for any purpose, and (b) subject to the terms of this Agreement, Sellers, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment until the sooner of (i) the End Date, or (ii) such time as the Target Employees are transitioned to Buyer.

Section 2.02 Terms of Payment and Related Matters.

(a) As consideration for provision of the Services, Buyer shall pay the amount specified for each Service to the Sellers identified on such Service’s respective Service Exhibit. In addition to such amount, in the event that Sellers incur reasonable and documented out-of-pocket expenses in the provision of any Service, including, without limitation, license fees and payments to third-party service providers or subcontractors, but excluding payments made to Target Employees of pursuant to Section 2.01 (such included expenses, collectively, “Out-of-Pocket Costs”), Buyer shall reimburse Sellers for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 2.02(b).

(b) As more fully provided in the Service Exhibits and subject to the terms and conditions therein:

(i) Sellers shall provide Buyer, in accordance with Section 6.01 of this Agreement, with monthly invoices (“Invoices”), which shall set forth in reasonable detail, with such supporting documentation as Buyer may reasonably request with respect to Out-of-Pocket Costs, amounts payable under this Agreement; and

(ii) payments pursuant to this Agreement shall be made within thirty (30) days after the date of receipt of an Invoice by Buyer from Sellers.

(c) It is the intent of the parties that the compensation set forth in the respective Service Exhibits reasonably approximates the cost of providing the Services, including the cost of employee wages and compensation, without any intent to cause Sellers to receive profit or incur loss. If at any time Sellers believes that the payments contemplated by a specific Service Exhibit are materially insufficient to compensate it for the cost of providing the Services it is obligated to provide hereunder, or Buyer believes that the payments contemplated by a specific Service Exhibit materially overcompensate Sellers for such Services, such party shall notify the other party as soon as possible, and the parties hereto will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to pricing of such Services for future periods.

Section 2.03 Extension of Services. The parties agree that Sellers shall not be obligated to perform any Service after the applicable End Date. If Buyer desires and Sellers agree to continue to perform any of the Services after the applicable End Date, the parties shall negotiate in good faith to determine an amount that compensates Sellers for all of its costs for such performance, including the time of its employees and its Out-of-Pocket Costs. The Services so performed by Sellers after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Section 2.04 Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Sellers shall have no further obligation to provide the applicable terminated Services, and Buyer shall have no obligation to pay any future compensation or Out-of-Pocket Costs relating to such Services, other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by Buyer prior to such termination.

Section 2.05 Invoice Disputes. In the event of an Invoice dispute, Buyer shall deliver a written statement to Sellers prior to the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.02(b). The parties shall seek to resolve all such disputes expeditiously and in good faith. Sellers shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

Section 2.06 No Right of Setoff. Each of the parties hereby acknowledges that it shall have no right under this Agreement to setoff any amounts owed (or to become due and owing) to the other party, whether under this Agreement, the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other party.

Section 2.07 Taxes. Buyer shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Services by Sellers.

ARTICLE III

TERMINATION

Section 3.01 Termination of Agreement. Subject to Section 3.04, this Agreement shall terminate in its entirety (i) on the date upon which Sellers shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(d) or Section 3.02 or (ii) in accordance with Section 3.03.

Section 3.02 Breach. Any party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non- Breaching party seeking to terminate such service. For the avoidance of doubt, non-payment by Buyer for a Service provided by Seller(s) in accordance with this Agreement and not the subject of a good-faith dispute shall be deemed a breach for purposes of this Section 3.02.

Section 3.03 Insolvency. In the event that either party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency, or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement by providing written notice in accordance with Section 6.01.

Section 3.04 Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the parties hereto shall terminate, except for the provisions of Section 2.04, Section 2.06, Section 2.07, ARTICLE IV, ARTICLE V and ARTICLE VI, which shall survive any termination or expiration of this Agreement.

Section 3.05 Force Majeure. The obligations of Seller(s) under this Agreement with respect to any Service shall be suspended during the period and to the extent that Seller(s) is prevented or hindered from providing such Service, or Buyer is prevented or hindered from receiving such Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire, or explosion, (iii) war, invasion, riot, or other civil unrest, (iv) Governmental Order or Law, (v) actions, embargoes, or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, (x) pandemics, or (xi) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Seller(s) shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither Buyer nor Seller(s) shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

ARTICLE IV

CONFIDENTIALITY

Section 4.01 Confidentiality.

(a) During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications, or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01, and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons. Any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

(b) Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c) Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

ARTICLE V

LIMITATION ON LIABILITY; INDEMNIFICATION

Section 5.01 Limitation on Liability. In no event shall Sellers have any liability under any provision of this Agreement for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation, or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort, or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability, or other fault. Buyer acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services.

Section 5.02 Indemnification. Subject to the limitations set forth in Section 5.01, Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates and each of their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses of the Buyer Indemnified Parties relating to, arising out of or resulting from the gross negligence or willful misconduct of Sellers or any third party that provides a Service to Buyer pursuant to Section 1.03 in connection with the provision of, or failure to provide, any Services to Buyer.

Section 5.03 Indemnification Procedures The matters set forth in ARTICLE VI of the Purchase Agreement shall be deemed incorporated into, and made a part of, this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Notices. All Invoices, notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth in the Purchase Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01).

Section 6.02 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.03 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.04 Entire Agreement. This Agreement, including all Service Exhibits, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the following sentence, neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing sentence, Buyer may, without the prior written consent of Seller, assign all or any portion of its right to receive Services to any of its Affiliates that participate in the operation of the Business; provided, that such Affiliate shall receive such Services from Seller in the same place and manner as described in the respective Service Exhibit as Buyer would have received such Service. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.06 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 6.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.08 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action, or proceeding arising out of or based upon this agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the state of Delaware in each case located in the city of Wilmington, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.09 Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Each party to this agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.09.

Section 6.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

SUMMIT JUNCTION HOLDINGS LLC

By	/s/ Summit Junction Holdings LLC

SELLERS:

OMNIQ CORP.
QUEST MARKETING, INC.
HTS IMAGE PROCESSING, INC. OMNIQ VISION INC.
HTS IMAGE LTD.
OMNIQ TECHNOLOGIES LTD DANGOT COMPUTERS, LTD

By	/s/ Shai Lustgarten
Name:	Shai Lustgarten
Title:	Chief Executive Officer

[Signature Page to Transition Services Agreement]

Service Exhibit A

Employee Maintenance and Payroll Process Services

Section 1	Seller Responsibilities.

(a) For such time as the Target Employees are providing Services to the Buyer under this Agreement, the Target Employees will remain employees of Sellers, and shall be subject to day-to-day instruction, dominion, direction, and control of Sellers (with Sellers retaining authority to implement the discharge and discipline of the Target Employees), and shall therefore be deemed to be employees of Sellers, and Sellers shall be solely responsible for: (i) compliance with wage and hour laws (including minimum wage and overtime requirements), applicable federal, state, and local employment laws, applicable licensure requirements, and immigration, work eligibility and other laws; and (ii) the payment and provision of all wages, bonuses and commissions, paid leave, reimbursement of costs, employee benefits, workers compensation and unemployment insurance in amounts required by law (and handling workers compensation and unemployment insurance claims by Target Employees), maintenance of employment-related records as required by law, withholding, payment, and remittance of applicable employee benefit contributions, and the withholding, reporting, remitting, and payment of applicable Taxes relating to such employment (including, without limitation, applicable federal and state income taxes, FICA, FUTA, and SUTA), which payments the Buyer will fund as set forth in Section 2 of this Service Exhibit. For the avoidance of doubt, notwithstanding anything to the contrary, nothing in this Agreement shall be construed as guaranteeing employment to any Target Employee.

(b) The Parties acknowledge and agree that Sellers may determine that it is necessary or advisable to hire one or more additional employees to furnish Services to the Buyer under this Agreement, to terminate one or more Target Employees, or to replace one or more Target Employees who cease employment with Sellers by hiring another employee. Any such decision to hire or terminate any employee of Sellers (including any Target Employee) and the terms of employment for any new employee hired by Sellers after the Effective Date shall be in the discretion of Sellers; provided, however, before hiring any such new employee who would furnish Services to the Buyer under this Agreement or terminating any Target Employee, Sellers shall consult in good faith with and obtain the prior written consent, not to be unreasonably conditioned, delayed, or withheld, of the Buyer regarding the proposed hire of the new employee and the terms of his or her employment with Sellers or the termination of such Target Employee. Sellers agree to provide prompt notice to the Buyer of any Target Employee who ceases such Target Employee’s employment with Sellers after the Effective Date. Any such new employee hired by Sellers after the Effective Date in accordance with this Agreement shall constitute a Target Employee under this Agreement effective as of such new employee’s hire date and any Target Employee who ceases employment with the Sellers after the Effective Date shall no longer constitute a Target Employee under this Agreement effective after such terminated employee’s termination date, and Appendix 1 attached hereto shall be deemed amended from time to time to give effect to the foregoing.

(c) Sellers shall maintain adequate personnel records and related employment documentation pertaining to the allocation of the Target Employees’ time committed to Buyer (where applicable) and make all of its records pertaining to Target Employees available upon request.

(d) Sellers shall report promptly to Buyer any serious accidents or injuries, any reported illegal activity, any significant disciplinary matters, and any alleged violations of employment policies regarding equal employment opportunity, confidentiality, or conflict of interest by the Target Employees of which Sellers become aware.

(e) Sellers shall keep in full force and effect workers’ compensation and unemployment insurances covering the Target Employees, and, upon written request of Buyer, furnish a certificate of insurance verifying coverage.

Section 2	Service Fee.

As compensation for the above Services, the Buyer shall pay the Sellers a service fee equal to the sum of the following three items:

(a) Wages. Subject to the other provisions of this Agreement, Sellers acknowledges and agrees that it alone is responsible for and will pay all wages, salaries, bonuses, commissions, and per diems, at the rates in effect as of the Effective Date of this Agreement with respect to Target Employees as of the Effective Date and, consistent with Seller’s payroll practices and upon prior written approval of the Buyer (not to be unreasonably withheld, conditioned or delayed), as may be revised from time to time during the term of this Agreement and at the rates agreed to by Sellers for new Target Employees employed by Sellers after the Effective Date, and associated federal, state and local payroll taxes, Social Security and any amounts payable under unemployment compensation or workers’ compensation laws related to or associated with the employment of the Target Employees during the term of this Agreement. With respect to wages payable by Sellers hereunder, Sellers shall make the appropriate withholdings and will timely pay such net wages directly to the Target Employees. Sellers shall withhold appropriate amounts associated with the Seller’s benefit plans for Target Employees in order to continue coverage of such plans during the term and shall remit the applicable amounts to the third-party insurers, administrators or fiduciaries as required by such benefit plans and by law. With respect to taxes and other amounts due to governmental third parties for gross wages of Target Employees payable by Sellers hereunder, Sellers shall similarly remit amounts due within the time frames and other parameters required by law. The Buyer agrees to pay the full amount of all wages and other payments required to be made by the Sellers, including any taxes or other costs related thereto, pursuant to the preceding sentences into an account controlled by the Sellers no later than two (2) business days prior to the effective date of such payroll. No later than five (5) business days prior to the date of such payment, Sellers shall provide the Buyer with the necessary information for such payments.

(b) Employee Benefits. The Buyer shall fully reimburse Sellers for all benefits costs, including without limitation claim costs, premium costs (including premium equivalent costs) and costs of administration paid by Sellers with respect to all employee benefits and fringe benefits provided by Sellers to the Target Employees. For the avoidance of doubt, without limiting the generality of the foregoing, the Buyer agrees to reimburse Sellers for the portion of any cash payout of vacation time/paid time off paid by Sellers under its employee benefit plans to the Target Employees related to or associated with the employment of the Target Employees during the term of this Agreement, and associated federal, state and local payroll taxes, Social Security and any amounts payable under unemployment compensation or workers’ compensation laws related to the same, to the extent such vacation time / paid time off was earned during the term of this Agreement. Sellers agree to provide a statement to the Buyer for each pay period in which Sellers incurs any costs in connection with the foregoing indicating the costs incurred by Sellers for such pay period, together with reasonable detail supporting such costs, and the Buyer agrees to pay the full amount of all payments required to be made by Sellers, including any taxes or other costs related thereto, into an account controlled by Seller within five (5) business days of its receipt of the statement. Notwithstanding the foregoing, the Buyer agrees to pay the full amount of all payments, including but not limited to cash payout of vacation time/paid time off and associated taxes, unemployment insurance premiums, mandated benefits costs, and employer contributions to insurance premiums, that arise in connection with the payroll for a particular pay period no later than two (2) business days prior to the payroll check date for such pay period.

(c) Indirect Expenses. It is the intent of the Parties that Sellers not incur any expense or liability under this Agreement as a result of continuing the employment of the Target Employees and operation of the Business and provision of the Services through the End Date, and the Buyer shall reimburse Sellers for all other reasonable and documented expenses paid by Sellers as a result of continuing the employment of the Target Employees, operation of the Business and provision of the Services through the End Date (all of such expenses, collectively, the “Indirect Expenses”). For the avoidance of doubt, without limiting the generality of the foregoing, (a) any and all insurance policies that Sellers maintained prior to the Closing Date and continues to maintain in accordance with its continued operation of the Business shall be considered Indirect Expenses and the Buyer agrees that it shall reimburse any premiums or other costs or liabilities associated with such insurance policies as they come due (including, without limitation, any true-up payments required to be paid by Sellers (whether during or after the End Date and whether resulting from any premium adjustment at the end of the policy term, audit, or otherwise) with respect to any workers compensation policies related to or associated with the employment of the Target Employees during the term of this Agreement); and (b) any travel expenses, out-of-town hotel/lodging expenses and other reimbursable employee expenses incurred by a Target Employee in connection with the provision of Services for the benefit of the Buyer under this Agreement and reimbursed by Sellers shall be considered Indirect Expenses and the Buyer agrees that it shall reimburse Sellers for all such expenses.

Section 3 Accounting and Time Entry System. Sellers shall continue to maintain the accounting and time entry system in use by Sellers on the Effective Date through the End Date. All costs and expenses incurred by Sellers to maintain the accounting and time entry system during the term of this Service Exhibit A shall be Out-of-Pocket Costs reimbursable pursuant to Section 2.02 of the Agreement.

Service Exhibit B

IT Services and Insurance

Section 1	IT Services.

(a)	Seller Responsibilities.

(i) For a period beginning at Closing and continuing until the later of (1) twelve (12) months following Closing or (2) the date Buyer obtains the services enumerated below, respectively, Sellers shall cause the following products and services to be made available for Buyer’s use:

(A) Cell phones and cell phone service;

(B) Microsoft Office and related Microsoft software and services; and

(C) Any and all communication services, including but not limited to those provided through 013, Zoom, or Apple, maintained by Sellers and customarily used by Sellers’ employees.

(ii) Sellers shall cause the above Services to be made available to Buyer in the same manner and subject to the same terms and conditions as such services have been customarily provided to Sellers’ employees prior to Closing, or as may be otherwise mutually agreed upon by Buyer and Sellers.

(b)	Service Fee.

(i) As compensation for the above Services, the Buyer shall pay the Sellers a service fee equal to one half of the cost of providing such services to the Buyer, which cost shall be reasonable and customary. No later than five (5) business days prior to the date of such payment, Sellers shall provide the Buyer with the necessary information for such payments.

Section 2	Insurance.

(a)	Seller Responsibilities.

(i) For a period beginning at Closing and continuing until Buyer obtains such insurance coverage that it deems, in its sole discretion, satisfactory, Sellers shall continue to maintain the following insurance coverage and shall make the same coverage available to Buyer:

(A) Products and services liability insurance; and

(B) Directors’ and officers’ liability insurance.

(ii) Sellers shall maintain and cause the above insurance coverage to be made available to Buyer in the same manner and subject to the same terms and conditions as such coverage has been maintained and made available by Sellers prior to Closing, or as may be otherwise mutually agreed upon by Buyer and Sellers.

(b)	Service Fee.

(i) As compensation for the above Services, the Buyer shall pay the Sellers a service fee equal to one half of the cost of providing such coverage to the Buyer. Such costs shall be limited to (1) premiums, (2) deductibles, and (3) fees reasonably and customarily charged by the respective insurers to the Sellers for providing such coverage. No later than five (5) business days prior to the date of such payment, Sellers shall provide the Buyer with the necessary information for such payments.